Exhibit 10.01

eBay Inc. 2145 Hamilton Ave. San Jose, Ca 95125 Company Tax ID: 77-0430924

Notice of Grant of Award
and Award Agreement
Award Number:
Plan:
Type:

Effective          , you (the Participant) have been granted an award of           deferred stock units. These units are restricted stock units and are restricted until the vest date(s) shown below, at which time you will receive shares of eBay Inc. (the Company) common stock.

The award will vest in increments on the date(s) shown.

Shares	Full Vest *

*	Vesting is subject to your active Continuous Service with an eBay company through the applicable vesting date.

By Participant’s signature and the Company’s signature below, Participant agrees to be bound by the terms and conditions of the Plan, the Restricted Stock Unit Agreement, and this Grant Notice. Participant has reviewed the Plan, Restricted Stock Unit Agreement, and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, the Restricted Stock Unit Agreement, and this Grant Notice. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Company upon any questions arising under the Plan, the Restricted Stock Unit Agreement, and this Grant Notice.

eBay Inc.	Date

[Participant’s Name]	Date

EXHIBIT A
TO RESTRICTED STOCK UNIT AWARD GRANT NOTICE

eBAY INC. RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to the Restricted Stock Unit Award Grant Notice (the “Grant Notice”) to which this Restricted Stock Unit Award Agreement (the “Agreement”) is attached, eBay Inc., a Delaware corporation (the “Company”) has granted to Participant the right to receive the number of restricted stock units (the “RSUs”) under the 2003 Deferred Stock Unit Plan, as amended from time to time (the “Plan”), as set forth in the Grant Notice.

GENERAL

1. Definitions.  All capitalized terms used in this Agreement without definition shall have the meanings ascribed in the Plan and the Grant Notice.

2. Incorporation of Terms of Plan.  The Award is subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

AGREEMENT

1. Grant of the RSUs.  As set forth in the Grant Notice, the Company hereby grants the Participant RSUs in exchange for past and future services to the Company subject to all the terms and conditions in this Agreement, the Grant Notice and the Plan. However, no shares of Common Stock (the “Shares”)shall be issued to the Participant until the time set forth in Section 2. Prior to actual payment of any Shares, such RSUs will represent an unsecured obligation of the Company, payable only from the general assets of the Company.

2. Issuance of Stock.  Shares shall be issued to the Participant on or as soon as administratively practicable following each vesting date as set forth in the Grant Notice (and in no event later than 2-1/2 months following each such vesting date), provided that the Participant has not experienced a Termination on or prior to such date (the “Vesting Date”). After each such date the Company shall promptly cause to be issued (either in book-entry form or otherwise) to the Participant or the Participant’s beneficiaries, as the case may be, Shares with respect to RSUs that are becoming vested on such Vesting Date. No fractional Shares shall be issued under this Agreement. In the event Participant is Terminated, the RSUs shall cease vesting immediately upon such cessation of service and the unvested RSUs awarded by this Agreement shall be forfeited.

For purposes of this Agreement, “Terminated” means that the Participant has for any reason ceased to provide services as an employee, officer, director, consultant, independent contractor, or advisor to the Company or any subsidiary of the Company. The Participant will not be deemed to have ceased to provide services in the case of (i) sick leave, (ii) military leave, or (iii) any other leave of absence approved by the Committee, provided, that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Company and issued and promulgated to employees in writing. In the case of any employee on an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the RSU while on leave from the employ of the Company or a Subsidiary as it may deem appropriate. The Committee will have sole discretion to determine whether the Participant has ceased to provide services and the effective date on which the Participant ceased to provide services.

3. Taxes.  Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to require payment to the Company or any of its Subsidiaries any sums required by federal, state or local tax law to be withheld with respect to the issuance of the RSUs, the distribution of Shares with respect thereto, or any other taxable event related to the RSUs. The Company may permit the Participant to make such payment in one or more of the forms specified below:

(a) by cash or check made payable to the Company;

(b) by the deduction of such amount from other compensation payable to Participant;

(c) in the sole discretion of the Company, by requesting that the Company withhold a net number of vested Shares otherwise issuable having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company and its subsidiaries based on the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes; or

(d) in any combination of the foregoing.

At any time during the life of the RSUs, in the event Participant provides services in a country other than the US, to the extent that such services result in taxable income in the non-US location Participant shall be considered an “Internationally Mobile Participant” until such time as the RSUs are fully vested.

Internationally Mobile Participants shall not be permitted to make payment of taxes in accordance with clause (c) above. At the time of a taxable event, Internationally Mobile Participant authorizes the Company or an Affiliate to have the Company-designated broker to sell on the market a portion of the Shares that have an aggregate market value sufficient to pay the Tax-Related Items (a “Sell to Cover”). Any Sell to Cover arrangement shall be pursuant to terms specified by the Company from time to time.

No fractional Shares will be withheld, sold to cover the any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”) or issued pursuant to the grant of RSUs and the issuance of Shares thereunder; unless determined otherwise by the Company, any additional withholding for Tax-Related Items necessary for this reason will be done by the Company or an Affiliate, in its sole discretion, through Internationally Mobile Participant’s paycheck or other cash compensation paid to Internationally Mobile Participant by the Company and/or an Affiliate or through direct payment by Internationally Mobile Participant to the Company in the form of cash, check or other cash equivalent.

In the event Participant fails to provide timely payment of all sums required by the Company pursuant to this Section 3, the Company shall have the right and option, but not obligation, to treat such failure as an election by Participant or Internationally Mobile Participant to satisfy all or any portion of his or her required payment obligation by means of requesting the Company to withhold vested Shares otherwise issuable in accordance with either clause (c) above or Sell to Cover, as applicable.

The Company shall not be obligated to deliver any new certificate representing Shares issuable with respect to the RSUs to Participant or Participant’s legal representative unless and until Participant or Participant’s legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable to the taxable income of Participant resulting from the grant of the RSUs, the distribution of the Shares issuable with respect thereto, or any other taxable event related to the RSUs.

4. Rights as Stockholder.  Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, the Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

5. Conditions to Issuance of Certificates.  Notwithstanding any other provision of this Agreement, the Company shall not be required to issue or deliver any certificate or certificates for any Shares prior to the fulfillment of all of the following conditions: (a) the admission of the Shares to listing on all stock exchanges on which such Shares is then listed, (b) the completion of any registration or other qualification of the Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or other governmental regulatory body, which the Company shall, in its sole and absolute discretion, deem necessary and advisable, (c) the obtaining of any approval or other clearance from any state or federal governmental agency that the Company shall, in its absolute discretion, determine to be necessary or advisable and (d) the lapse of any such reasonable period of time following the date the RSUs vest as the Company may from time to time establish for reasons of administrative convenience.

6. Plan Governs.  This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.

7. Award Not Transferable.  This grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

8. Rights as Stockholder.  Until Shares are issued in respect of the RSUs the Participant shall have no rights of a stockholder with respect to the RSUs.

9. Not a Contract of Employment.  Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue to serve as an employee or other service provider of the Company or any of its subsidiaries.

10. Governing Law.  The laws of the State of California shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

11. Conformity to Securities Laws.  The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission, including without limitation Rule 16b-3 under the Exchange Act. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Awards are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

12. Amendment, Suspension and Termination.  To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board, provided, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely effect the Award in any material way without the prior written consent of the Participant.

13. Notices.  Notices required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States mail by certified mail, with postage and fees prepaid, addressed to the Participant to his address shown in the Company records, and to the Company at its principal executive office.

14. Successors and Assigns.  The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.

15. Compliance in Form and Operation.  This Agreement and the RSUs are intended to comply with Section 409A of the Code and the Treasury Regulations thereunder (“Section 409A”) and shall be interpreted in a manner consistent with that intention. Notwithstanding any other provision of this Agreement, the Company reserves the right, to the extent the Company deems necessary or advisable, in its sole discretion, to unilaterally amend the Plan and/or this Agreement to ensure that all RSUs are awarded in a manner that qualifies for exemption from or complies with Section 409A, provided, however, that the Company makes no representations that the RSUs will comply with or be exempt from Section 409A and makes no undertaking to preclude Section 409A from applying to this RSU award.